UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2017

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 641-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Compensatory Arrangement for Company’s Senior Vice President and Chief Operating Officer

On May 8, 2017, Intersect ENT, Inc. (the “Company”) and Richard E. Kaufman, the Company’s Senior Vice President and Chief Operating Officer and a “named executive officer” (as defined under applicable securities laws), entered into an arrangement whereby Mr. Kaufman’s responsibilities were expanded to include oversight of regulatory affairs and quality assurance. Mr. Kaufman’s annual corporate bonus potential was increased to 40% of his base salary and the Company established a $100,000 bonus to be earned upon the FDA’s NDA approval of the Company’s RESOLVE implantable stent product, as well as certain other manufacturing related milestones. Additionally, Mr. Kaufman’s separation benefits have been amended to provide that, if the Company terminates Mr. Kaufman’s employment without cause, or Mr. Kaufman resigns his position for good reason (as such term is defined in the applicable agreement) within 12 months of a change of the control of the Company, in exchange for a release in favor of the Company, Mr. Kaufman will be entitled to (i) a severance payment, equal to 12 months of his base salary, and (ii) 12 months of COBRA reimbursement. The other terms of Mr. Kaufman’s offer letter not amended by these terms remain in effect. The foregoing description of the agreements with Mr. Kaufman is qualified in its entirety by reference to the full text of the agreements, which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.
Dated: May 9, 2017
	By:	/s/ David A. Lehman

David A. Lehman
General Counsel